Exhibit 99.1

Contact:

Kearstin Patterson

Senior Director of Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics, Inc. Reports

First Quarter 2012 Earnings Results

Franklin, Tenn. – May 9, 2012 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its corporate highlights and financial results as of and for the three months ended March 31, 2012.  For the three months ended March 31, 2012, the Company reported a net loss of $6.1 million, or $0.22 per diluted share, compared to a net loss of $8.0 million, or $0.28 per diluted share, for the same period in 2011.  The Company ended the quarter with $54.5 million of cash and cash equivalents and investments.

Corporate Development Highlights

The following were some of the key Company highlights during the first quarter of 2012:

•	In January 2012, the Company announced receipt of a comprehensive post-panel response letter from the FDA related to the Pre-Market Approval (PMA) application for Augment® Bone Graft. The letter detailed the information the Company needs to submit for the FDA to complete its review of the Company’s PMA application. The Company continues to work toward completion of the requested additional analyses and expects to submit the information in the form of an amendment to its PMA application by the middle of 2012. Although the timing and nature of the FDA’s response cannot be predicted with certainty, by statute the FDA has six months from the date of submission to respond to a PMA amendment.

•	The Company is also pursuing regulatory approvals for Augment Bone Graft in several OUS (outside U.S.) markets. In addition, the Company is awaiting reimbursement decisions in Australia and New Zealand where Augment has already received approval.

•	In April, the Company shipped its first orders of Augmatrix™ Biocomposite Bone Graft to its distributors who have begun the process of getting Augmatrix stocked in hospitals and surgical centers, while educating surgeons on the attributes of the product line. Augmatrix is a family of grafting materials that has been FDA cleared for use in orthopedic indications for which Augment will not initially be indicated. Augmatrix is comprised of carbonate-apatite and bovine Type I collagen and is designed to be combined with bone marrow aspirate (BMA).

•	The Company continues to work with European Union (EU) regulatory authorities toward a final CE Mark decision for GEM 21S®. Luitpold Pharmaceuticals, a subsidiary of Daiichi Sankyo, Inc., which bought the rights to the dental and cranio-maxillofacial applications for BioMimetic’s rhPDGF-BB technology, has notified the Company that it is evaluating whether the conditions for the $10M milestone payment it owes the Company upon approval of GEM 21S in the EU have been satisfied. Earlier this year, at the request of Luitpold, the EU regulatory authorities indicated they would be re-evaluating the CE Mark recently granted for the product to determine if the product was properly classified as a medical device rather than a medicinal. The Company is considering its options in the event Luitpold does not make the payment.

Corporate Updates

•	The Annual Meeting of Stockholders has been scheduled for Thursday, June 7, 2012, at 8:00 a.m. CDT at the Company’s corporate headquarters south of Nashville, Tennessee. The holders of the Company’s common stock of record at the close of business on April 12, 2012 are entitled to vote at the annual meeting.

“We continue to be focused on gaining FDA marketing approval of Augment. Accordingly, we remain on schedule to complete collecting, analyzing and reporting the additional information the FDA has requested by mid-year,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “We are gratified by the ongoing support of the surgeons who have used the product, and we anticipate that substantial additional clinical information relating to the Augment family of products will be presented at the American Orthopedic Foot and Ankle Society annual summer meeting in June.”

Additional Financial Results

As of March 31, 2012, the Company had approximately $20.4 million in cash and cash equivalents and $34.1 million in short-term investments.

For the three months ended March 31, 2012, the Company reported total revenues of $0.5 million consisting of sublicense fee income, royalty income and product sales.  This compares to total revenues of $0.4 million recorded for the same period in 2011.

Research and development expenses totaled $2.8 million for the three months ended March 31, 2012, compared to $4.1 million for the same period in 2011. Research and development expenses include outside professional services expenses, as well as salaries, wages, benefits, payroll taxes and stock-based compensation expense for internal research and development personnel, and relate to clinical trials of our product candidates in the United States, Canada, Australia and the European Union, as well as continuing expenses associated with pre-clinical studies and regulatory filings. The 2012 expenses for professional services and manufacturing activities decreased by $0.5 million, as costs associated with the Company’s Augment Injectable clinical trial have decreased since the Company voluntarily suspended additional screening and enrollment of patients to conserve resources and focus its attention on addressing the Augment PMA. Salaries, benefits, payroll taxes and stock-based compensation expense in the research and development function decreased in 2012 by a combined $0.7 million due to a reduction in staffing. In addition, expenses for general business activities in the research and development function, such as travel, recruiting and relocation, lab supplies, and freight, decreased in 2012 by $0.1 million.

Selling, general and administrative expenses totaled $3.4 million for the three months ended March 31, 2012, compared to $4.0 million for the same period in 2011. The 2012 expenses for selling, general and administrative activities decreased primarily from the Company’s efforts to carefully manage expenses and conserve resources given the uncertainty surrounding the FDA review process of its PMA application for Augment, offset partially by the Company’s sales, marketing and customer service efforts, particularly in connection with activities surrounding the preparation for commercial launch of Augment and Augmatrix. Expenses for professional services decreased in 2012 by $0.4 million, and expenses for general business activities in the selling, general and administrative function, such as travel, conferences and seminars, recruiting and relocation, dues and subscriptions, office supplies, rent and utilities, decreased in 2012 by $0.2 million.

2012 Financial Guidance

Based on current operating plans, forecasted timing and costs of clinical trials and other product development programs, the Company anticipates its 2012 year-end balance of cash, cash equivalents and investments to range from $32 to $39 million, and anticipates its net cash use will be between $22 and $29 million. Net loss for the year ending December 31, 2012 is forecasted to be in the range of $23 to $30 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast on Wednesday, May 9, 2012 at 4:30 p.m. EDT to discuss the first quarter financial results. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on May 9, 2012 by dialing (877) 224 - 4059 for U.S. and Canadian callers (passcode: 78229094). The international dial in number is (706) 902 - 2069, and the same passcode applies. Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics

BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of clinically proven products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedics, sports medicine and spine applications. All Augment® branded products are based upon recombinant human platelet-derived growth factor (rhPDGF-BB), which is an engineered form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration. Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments.

BioMimetic has received regulatory approvals to market Augment® Bone Graft in Canada, Australia and New Zealand for use in hindfoot and ankle fusion indications. Augment is pending regulatory decisions in the U.S. and European Union for similar indications. The Company also markets a bone graft substitute line of products for orthopedic indications called AugmatrixTM Biocomposite Bone Graft.

For further information contact Kearstin Patterson, senior director of corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains forward-looking statements about our future results of operations and financial position, product development programs, business strategy, budgets, projected costs, plans and objectives of management for future operations that are not historical facts. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate,” “optimistic” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, including factors related to: (i) the FDA may not be satisfied with the Company’s amendment to its PMA and may determine such PMA is not approvable or require additional clinical trials; (ii) despite the Company’s future marketing and commercialization efforts, Augment and Augmatrix may not achieve broad market acceptance; and (iii) the EU regulatory authorities may determine that the CE Mark for GEM 21S was improperly granted and may not approve the CE Mark for Augment as a medical device. Further, BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks detailed in BioMimetic’s recent annual and quarterly reports filed with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2012, which are incorporated in this press release by this reference. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, and has no policy of doing so.

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BIOMIMETIC THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$20,448,444	$18,503,061
Investments - short term	34,060,487	42,950,397
Receivables - trade, net	88,472	85,759
Receivables - other	470,372	1,121,596
Inventory, net	3,537,154	3,528,771
Prepaid expenses	407,233	485,385
Total current assets	59,012,162	66,674,969
Receivables - long term	73,664	73,801
Prepaid expenses - long term	3,197	4,577
Property and equipment, net	4,948,982	5,304,565
Capitalized patent license fees, net	2,517,089	2,443,590
Deposits	385,000	385,000
Total assets	$66,940,094	$74,886,502

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$736,378	$2,392,910
Accrued payroll, employee benefits and payroll taxes	1,626,784	2,430,701
Other accrued expenses	599,165	634,216
Current portion of capital lease obligations	87,827	83,921
Deferred revenue	976,114	973,849
Total current liabilities	4,026,268	6,515,597
Accrued rent - related party	630,110	622,950
Capital lease obligations	110,472	131,724
Deferred revenue	13,364,509	13,604,641
Total liabilities	18,131,359	20,874,912

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
no shares issued and outstanding as of March 31, 2012 and December 31, 2011	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized;
28,199,501 shares issued and outstanding as of March 31, 2012;
28,128,280 shares issued and outstanding as of December 31, 2011	28,200	28,128
Additional paid-in capital	215,535,331	214,626,320
Accumulated other comprehensive loss	9,808	4,490
Accumulated deficit	(166,764,604)	(160,647,348)
Total stockholders’ equity	48,808,735	54,011,590
Total liabilities and stockholders’ equity	$66,940,094	$74,886,502

BIOMIMETIC THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three months ended
	March 31,
	2012	2011
Revenues:
Product sales	$102,874	$76,044
Royalty income	119,737	83,170
Sublicense fee income	242,132	239,471
Other income	1,635	-
Total revenues	466,378	398,685
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	15,468	12,698
Research and development	2,767,624	4,084,832
Selling, general and administrative	3,448,038	4,022,257
Depreciation and capital lease amortization	364,916	264,248
Patent license fee amortization	10,503	8,058
Total costs and expenses	6,606,549	8,392,093
Loss from operations	(6,140,171)	(7,993,408)

Interest expense, net	(714)	(615)
Investment income, net	22,638	39,677
Gain on foreign currency translation and other transactions	991	1,032
Loss before income taxes	(6,117,256)	(7,953,314)
Income taxes	-	-

Net loss	$(6,117,256)	$(7,953,314)

Basic and diluted net loss per share	$(0.22)	$(0.28)

Comprehensive loss	$(6,111,938)	$(7,929,291)

Weighted average shares used to compute basic and diluted net loss per share	28,145,241	27,931,388